Exhibit 99.1

                                     [Logo]
                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
            REVISES TERMS OF MERGER WITH MEDICAL MALPRACTICE PARTNER

     AUSTIN, TEXAS, August 25, 2006 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced that it has agreed to an increase in the purchase price for its long-time client, American Physicians Insurance Exchange ("APIE"). APIE has also approved the change. The revised purchase price is $39 million, comprised of approximately 2.1 million shares of APS common stock issued to the policyholders of APIE and the assumption of approximately $10.4 million in obligations, which will be converted to APS preferred stock with a 3% dividend and a cash redemption requirement payable evenly over ten years. The merger remains subject to approval by the Texas Department of Insurance, necessary filings with the SEC, and the approval of the shareholders of APS and subscriber-policyholders of APIE. The companies hope to complete the transaction by December 31, 2006.

     Mr. Ken Shifrin, Chairman of the Board of APS said, "From the start of our merger discussions both APS and APIE had focused on maintaining the physician philosophy and ensuring that the physician policyholders of APIE receive a fair value for APIE. During its second quarter ended June 30, 2006, APIE recorded much better than expected net income of $7.3 million, with surplus increasing a similar amount. Along with steady operating results, APIE has had positive

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development on claims  reserves and on reinsurance  treaties since we originally agreed on a price. In light of these positive developments and our desire to achieve a long-lasting result that is fair to all parties, we have increased our offer to reflect what the boards of both entities believe to be a fair price."

     Mr. Shifrin concluded, "We believe that this combination continues to be the natural evolution of two companies founded simultaneously with similar purposes. We believe that our partnership will provide increased opportunities for both the policyholders of APIE and the shareholders of APS."

     APS is a management and financial services firm with subsidiaries and affiliates which provide medical malpractice insurance services for doctors and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas and Houston.

     This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company's future results, please see the Company's recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company's investor relations department.

For further information, visit APS' website at www.amph.com or contact:
Mr. Kenneth Shifrin, Chairman of the Board (or)
Mr. W. H. Hayes, Sr. Vice President - Finance
American Physicians Service Group, Inc.
1301 Capital of Texas Highway, C-300
Austin, Texas 78746 - (512)328-0888